Exhibit 5.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the 2nd day of August, 2012, by and between Wellness Center USA, Inc., a Nevada corporation (the "Company"), and Peter A. Hannouche, an individual resident of Florida (the "Executive").

W I T N E S S E T H:

WHEREAS, the Company and Executive are parties to a certain Exchange Agreement dated as of May 30, 2012 (the “Exchange Agreement”) pursuant to which the Company acquired from the Executive all of the Executive’s limited liability company membership interests in CNS-WELLNESS FLORIDA, LLC, a Florida limited liability company, in exchange for 3,650,000 shares of $0.001 par value common stock in the Company (the “Shares”); and

WHEREAS, the Executive desires to be employed by the Company upon the terms and conditions set forth herein; and

WHEREAS, the Company wishes to employ the Executive upon such terms and conditions; and

WHEREAS, the Executive has received and will be given access by the Company to its confidential business and professional information,

NOW, THEREFORE, for the consideration given and received herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1.

Recitals Incorporated.  The foregoing recitals and any referenced Exhibits are specifically incorporated in their entirety herein and made a part hereof.

2.

Employment. The Company hereby employs the Executive, and the Executive hereby accepts such employment, upon the terms and conditions stated herein.

3.

Term.  The Executive’s employment under this Agreement shall commence on the date hereof, and this Agreement shall commence as of that date and shall continue in effect until July 31, 2015.  The parties expressly understand that nothing in this Agreement is a guarantee or assurance of employment for any specific period of time.  Rather, subject to the notice provisions set forth in Section 6(c), the Executive understands that he is an at-will Executive, and that the Company may terminate his employment at any time, and the Executive is similarly free to resign at any time.  The parties also expressly understand that the terms and conditions in Section 6(d) below do not alter the Executive’s at-will employment status but are solely included to set forth amounts and benefits potentially available to the Executive at the cessation of his employment.

4.

Duties.  The Executive is engaged to serve as the Chief Executive Officer of the Company’s subsidiary CNS Wellness Florida, LLC, and shall have such other senior executive duties as may from time to time be reasonably assigned to him by the Company’s Board of Directors.  The Executive shall perform such services subject to the direction, supervision, and rules and regulations of the Company and the Company's Board of Directors.  In addition, at every election for the Company's Board of Directors while the Executive is employed by the Company hereunder, the Company will nominate the Executive to be elected to serve on the Board of Directors.

5.

Compensation.

(a)

Base Salary.  The Company shall pay to the Executive as compensation for all services rendered by the Executive hereunder a base annual salary of $150,000, subject to increase, but not decrease, from time to time by the Board of Directors of the Company.  The base salary paid to the Executive is subject to such payroll and other deductions as may be agreed upon by the parties or required by law.  This salary shall be paid in accordance with Company's customary payroll procedure.

(b)

Benefits.  The Company shall provide the Executive retirement and medical benefits, performance-based bonuses, share options and grants, and vacation in accordance with written agreements executed by the parties and/or the Company’s benefit plans, policies, and procedures for senior executives, whichever is more favorable to the Executive, and which may be amended from time to time by the Company.  Without limiting the foregoing, the Executive shall be entitled to 20 days of paid time off for each calendar year.  All vacation time and sick time shall be deducted from the Executive's allotted paid time off.  No more than 10 days of unused paid time off may be carried forward from one calendar year to the next.

(c)

Business Expenses.  The Executive shall be promptly reimbursed for all usual and customary out-of-pocket expenses incurred as the result of any and all business-related activities pursuant to this Agreement, all in accordance with a uniform policy established by the Company's Board of Directors from time to time; provided, however, that reimbursement under this Section shall not be made until and unless the Executive has furnished the Company with an appropriate receipt or such other documents as may be reasonably required by the Company to substantiate the nature and amount of the expenses incurred by the Executive.

6.

Termination of Agreement.

(a)

Termination For Cause.  The Company may elect to impose disciplinary sanctions, up to and including termination of this Agreement (a termination "For Cause"), in the event:

(i)

The Executive is convicted of a felony;

(ii)

The Executive intentionally commits a material act of fraud or a material unethical practice involving the Company;

(iii)

The Executive possesses, distributes, sells, transfers, uses or is under the influence of illegal drugs;

(iv)

The Executive is materially insubordinate or refuses to comply with reasonable, legal, job-related instructions, after the Executive has been given written notice of his default and a reasonable opportunity to cure his default, to the extent curable;

(v)

The Executive intentionally and materially disregards regulatory instructions and procedures;

(vi)

The Executive materially makes unauthorized use of, or steals, destroys, mutilates, or misuses the Company’s property;

(vii)

The Executive intentionally presents, submits or prepares materially fraudulent or false documents and/or records, including employment records and employment information;

(viii)

The Executive materially fails or refuses to comply with all lawful and applicable policies, procedures, standards and regulations of the Company from time to time established or fails or refuses to perform or observe all other covenants and conditions required to be performed and observed by the Executive under this Agreement; in either case, after the Executive has been given written notice of his default and a reasonable opportunity to cure his default, to the extent curable;

(ix)

The Executive intentionally commits an act materially damaging to the Company’s reputation in the community, after the Executive has been given written notice of his default and a reasonable opportunity to cure his default, to the extent curable; or

(x)

The Executive intentionally and materially makes or made any representation or warranty in the Exchange Agreement which is or was false or materially incomplete when made, as determined by a court of competent jurisdiction as specified in Section 15.

(b)

Termination for Good Reason.  The Executive may elect to terminate this Agreement for "Good Reason" in the event the Employer takes any action that (i) is directed at the Executive specifically and not at all Executives of comparable classification and performance level and (ii) that (A) has the effect of significantly reducing the Executive's compensation, employment responsibilities, authority, or the accommodations in which the Executive performs his job, (B) requires the Executive to perform services primarily from a location that is more than 50 miles distant from the Executive’s current residence (which shall in no event preclude the Company from requiring customary business travel of the Executive), or (C) constitutes the nonpayment by Employer of compensation due and owing to the Executive under this Agreement, which has not been cured by the Employer within 30 days after the date upon which the payment of such compensation was to be paid in the ordinary course.

(c)

Termination Without Cause.  The Executive or the Company may voluntarily elect to terminate this Agreement (a termination "Without Cause") by delivering to the other party, at least 30 days prior to the date upon which termination is desired, written notice of such intention to terminate.

(d)

Payment Upon Termination.  If at any time on or before July 31, 2015 the employment of the Executive is terminated by the Executive other than for Good Reason, or by the Company For Cause, then the Company shall pay to the Executive any compensation earned but not paid to the Executive prior to the effective date of such termination and (i) if such termination occurs on or before the first anniversary of the date hereof, the Executive shall forfeit to the Company 50% of any and all Shares then registered in the name of, or for the benefit of, Executive; and (ii) if such termination occurs after the first anniversary and on or before the second anniversary of the date hereof, the Executive shall forfeit to the Company 25% of any and all Shares then registered in the name of, or for the benefit of, Executive.  If the employment of the Executive is terminated by the Executive for Good Reason or by the Company Without Cause, then the Company shall pay to the Executive any compensation earned but not paid to the Executive prior to the effective date of such termination, and the Executive shall be entitled to receive a severance pay of 3 months’ base salary for each full year of service then remaining in the term specified in Section 3.  The severance pay shall be payable in a lump sum on the date of termination. In either event, such payments shall be in full and complete discharge of any and all liabilities or obligations of the Company to the Executive hereunder, and the Executive shall be entitled to no further benefits under this Agreement.  Any amounts owing to the Executive under retirement plans or other compensation arrangements, if any, with the Company shall be handled solely in accordance with the terms of such plans or arrangements and not by the terms of this Agreement.

7.

Interests of the Company.  The Executive acknowledges and agrees that:

(a)

The Company has, owns or possesses the right to certain legitimate business interests, professional information and confidential information; and

(b)

The Company’s possession, ownership and use of such legitimate business interests, professional and confidential information derives actual or potential independent economic value from not being generally known to, and not being readily ascertainable by proper means by other persons who could potentially obtain economic value from its disclosure or use; and

(c)

The Company has taken and will continue to undertake substantial efforts that are commercially reasonable under the circumstances to maintain the secrecy of its present and future legitimate business interests, and other professional and confidential information, and requires the Executive to do the same; and

(d)

Companies or individuals or other entities that provide goods and services similar to those of the Company and that derive benefit from access to the Company’s confidential and proprietary information gained from a current or former Executive of the Company, without its express permission, regardless of geographic location, would cause irreparable harm and undue hardship, and would materially jeopardize the Company’s business and materially jeopardize the ability of the Company to attain its goals, thus reducing significantly its value should the Executive compete with the Company, or assist, induce or cause other persons to compete with the Company; and

(e)

The value of such harm would be substantial and unquantifiable.  As such, Executive agrees that the violation of the restrictive covenants of this Agreement would cause irreparable harm to the Company.

8.

Covenant not to Compete.  Recognizing that the business and success of the Company is predicated upon the existence and preservation of its legitimate business interests, and other professional and confidential information, the Executive covenants and agrees that during the term of the Executive's employment, whether pursuant to this Agreement, any renewal hereof, or otherwise, and for a period of two years (the “Restricted Period”) after the later of the expiration of this Agreement or the termination of his employment with the Company, in the State(s) in which the Company conducts business as of the Executive's termination of employment, he will not, directly or indirectly (through one or more intermediaries), whether individually, or as an officer, director, agent, shareholder of 5% or more of the applicable company’s outstanding equity shares, member, partner, joint venturer, investor (other than as a passive trader in publicly traded securities), consultant or otherwise, compete in whole or in part with the business then engaged in by the Company.  This Section 8 shall not apply in the event of a termination by the Executive for Good Reason or a termination by the Company Without Cause.

9.

Secrecy.  During the term of his employment and during the Restricted Period, the Executive shall not, whether directly or indirectly, use, or cause others to use, communicate, disclose or disseminate any information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company, including, without limitation, its structure, its contacts, its products and services, processes, including information relating to financial condition, statistics, recruiting, marketing and selling, and the Executive shall strictly maintain the foregoing as secret.

10.

No Interference.  During the term of his employment and during the Restricted Period, the Executive agrees that he will not, whether for his own account or for the account of any individual, partnership, firm, company or other business organization (other than the Company), directly or indirectly, hire, employ, solicit or endeavor to hire, employ or solicit any person who, at the time of the Executive’s termination, was employed by or otherwise engaged to perform services for the Company to terminate his or her employment or independent contractor relationship with the Company (provided, however, that Executive may so hire and employ any person responding to a general advertisement for employment directed to the general public), nor will the Executive directly or indirectly induce any of the Company’s customers or suppliers to terminate, breach, rescind, forego, or materially modify to Company’s detriment, any of their agreements with Company. This Section 10 shall not apply in the event of a termination by the Executive for Good Reason or a termination by the Company Without Cause.

11.

No Violation.  The Executive represents warrants and agrees that his execution of and performance of all the terms of this Agreement does not and will not breach any agreement or duty to which he is subject at the time of execution of this Agreement.  The Executive agrees not to enter into any written or oral agreement in conflict herewith and represents and agrees that he has not brought and will not bring with him to the Company or use in the performance of his responsibilities at the Company any materials or documents of a former company which are not generally available to the public.

12.

Certain Equitable Relief.  Without limiting the remedies available to the Company, the Executive acknowledges that a breach of any of Section 8 through 11 of this Agreement would result in material irreparable harm to the Company for which there is no adequate remedy at law, and that it will not be possible to measure damages for such injuries precisely.  In the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary or permanent injunction, or other such equitable and legal relief as may be available.

13.

Successors and Assigns.  This Agreement shall be binding upon the Executive, his heirs, executors and administrators; provided, however, the Executive shall not have the right to assign this Agreement.  Further, the Company has the right to assign this Agreement (including without limitation the restrictive covenants contained herein) and hereby expressly authorizes enforcement of this Agreement by its successors and assigns. However, the Company will remain liable to Executive for the financial commitments made to him herein.

14.

Severability.  Wherever there is any conflict between any provision of this Agreement (or part thereof), and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law.  In the event that any provision of this Agreement shall be held by a court of proper jurisdiction to be indefinite, invalid or otherwise unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect.

15.

Choice of Law, Choice of Forum.  This Agreement shall be governed and construed exclusively by laws of the State of Florida, except for any law, rule or principle which might require application of the substantive law of another jurisdiction.  Exclusive venue shall lie with the state or federal courts of competent jurisdiction in Hillsborough County, Florida.

16.

Entire Agreement; Amendment and Waiver.  This Agreement constitutes the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements or understandings with respect to the subject matter hereof among the parties.  This Agreement may be amended, and the observance of any term of this Agreement may be waived only with the written consent of each of the parties hereto.  Any such waiver does not imply or express that any other similar or dissimilar waiver shall be granted or agreed to by the Company.

17.

Cost of Enforcement. In the event of any dispute arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs from the non-prevailing party.

18.

Section Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

19.

Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

20.

Authority. The official executing this Agreement on behalf of the Company represents and warrants having the requisite authority to do so and to bind the Company.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first set forth above.

______________________________ Peter A. Hannouche	Wellness Center USA, Inc. By: _____________________________

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